Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 693-3743, msullivan@susser.com

DRG&L
Ken Dennard, Managing Partner
(713) 529-6600, ksdennard@drg-l.com
Anne Pearson, Senior Vice President
(210) 408-6321, apearson@drg-l.com

Susser Holdings Reports Strong First Quarter 2011 Results

•	Same-store merchandise sales growth of 5.6%

•	Merchandise margin of 34%, up 130 basis points

•	Adjusted EBITDA(1) increases 66.5% to $23.1 million

•	Gross profit of $115.7 million, up 18.5%

CORPUS CHRISTI, Texas, May 11, 2011 – Susser Holdings Corporation (NASDAQ: SUSS) today reported that same-store merchandise sales for the first quarter of 2011 increased by 5.6 percent, compared with an increase of 2.5 percent in the first quarter of 2010. Retail net merchandise margin for the three months ended April 3, 2011, was 34.0 percent, up from 32.7 percent in the same quarter last year. Average retail gallons per store per week increased 3.2 percent year-over-year. Retail fuel margins increased to 15.3 cents per gallon, versus 11.1 cents a year ago.

Adjusted EBITDA(1) increased 66.5 percent from a year ago to $23.1 million in the latest quarter, driven by higher margins from both retail and wholesale fuel sales and from merchandise. Total gross profit was $115.7 million, an increase of 18.5 percent from the first quarter of 2010.

Total revenues were $1.2 billion – a 24.6 percent increase from a year ago – which is the result of a 29.5 percent increase in combined retail and wholesale fuel revenues and a 6.3 percent increase in overall merchandise sales.

The Company reported a net loss of $23,000, or $0.00 per diluted share in the first quarter – which is one of its two seasonally weakest quarters – versus a net loss of $5.0 million, or $0.29 per diluted share, in the same quarter last year.

Susser Holdings Corporation – Page 2

“During the first quarter we continued to benefit from a steady increase in fuel volumes, same-store merchandise sales and merchandise gross profit margin,” said Sam L. Susser, President and Chief Executive Officer.

“Based on this strong first quarter performance, we are raising our guidance for 2011 for same-store merchandise sales growth to a range of 3.0% to 5.5%, and we also are raising the lower end of our guidance range for new dealer sites to a minimum of 20.

“Our West Texas stores continued to lead the growth, driven by accelerating oil and gas activity in the Permian Basin and the completion in March of our Town & Country rebranding program. South Texas also delivered same-store sales growth, albeit at a slower pace, with the majority of those markets enjoying increased traffic in the first quarter, reflecting steady economic improvement.

“Average fuel gallons per week sold at our convenience stores continued to grow, after contracting slightly in the first quarter last year. Both retail and wholesale diesel gallons were significantly higher, which is evidence of increased freight movement and stronger overall commercial activity in Texas.

“Many of our customers continue to be value conscious, but we’re successfully growing merchandise sales and margins through diligent cost management, improved shortage control and a more favorable mix of higher-margin food service and beverage sales,” he said.

New Convenience Store/Wholesale Dealer Site Update

The Company opened two large-format retail stores during the first quarter and closed one smaller store, raising the total number of retail stores in operation at April 3 to 527. Two additional new-build stores were opened, a third acquired location was remodeled and opened and one smaller store was closed in the second quarter, bringing the current retail store count to 529. Five additional Stripes® convenience stores are currently under construction.

In its wholesale fuel business, Susser added five new dealer sites and discontinued supplying four sites, for a total of 432 dealer locations at the end of the first quarter. Six additional sites have been added to the wholesale network so far during the second quarter.

Financing Update

In April, the Company generated proceeds of $3.7 million from a sale-leaseback transaction for one recently completed convenience store. In addition, Susser completed a $20 million long-term mortgage facility in early May with a regional bank.

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First Quarter Financial and Operating Highlights

Merchandise – Total merchandise sales increased by 6.3 percent from a year ago to $203.0 million. Same-store merchandise sales increased by 5.6 percent, compared with a 2.5 percent increase in same-store sales in the first quarter of 2010.

Net merchandise margin was 34.0 percent, versus 32.7 percent a year ago. The margin improvement was led by increased contributions from packaged drinks and food service. Merchandise gross profit increased by 10.6% over last year to $69.0 million.

Retail Fuel – Retail fuel volumes were 4.5 percent higher than a year ago at 191.3 million gallons for the first quarter. Average gallons sold per store per week were up 3.2 percent versus the first quarter of last year to 28,207 gallons. Revenues from retail fuel totaled $618.1 million – an increase of 29.1 percent year-over-year – which is the result of a 62-cent-per-gallon increase in prices at the pump, along with the increased gallons sold. Retail fuel gross margin averaged 15.3 cents per gallon in the latest quarter, or 10.3 cents per gallon after deducting credit card expense, versus 11.1 cents a gallon a year ago, or 7.0 cents a gallon after credit card expense. Retail fuel gross profit was 44.5 percent higher year-over-year, at $29.3 million.

Wholesale Fuel – Wholesale fuel volumes sold to Susser’s more than 430 dealers and other third-party customers increased 0.8 percent from a year ago to 121.0 million gallons, with higher diesel volumes offsetting slightly lower unleaded gasoline volumes. Wholesale fuel revenues were up 30.3 percent from a year ago to $336.4 million, which reflects a 63 cent-per-gallon increase in selling prices. Wholesale gross margin was 5.1 cents per gallon, versus 4.2 cents per gallon a year ago. As a result, wholesale fuel gross profit increased by 23.5 percent to $6.2 million.

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2011 Guidance Update

The Company has updated a portion of its guidance for FY 2011 as follows:

	New FY 2011 Guidance	Prior FY 2011 Guidance	1Q 2011 Results	FY 2010 Results
Merchandise Same-Store Sales Growth	3.0%-5.5%	2.0%-4.5%	5.6%	4.0%
Merchandise Margin, Net of Shortages	33.25%-34.25%	33.25%-34.25%	34.0%	33.6%
Retail Average Per-Store Gallons Growth	1.0%-4.0%	1.0%-4.0%	3.2%	2.5%
Retail Fuel Margin (cents/gallon) (a)	14.0-17.0	14.0-17.0	15.3	18.4
Wholesale Fuel Margin (cents/gallon)	4.0-6.0	4.0-6.0	5.1	5.3
Rent Expense ($ million) (d)	$45-$47	$45-$47	$11	$43
Depreciation, Amortization & Accretion Expense ($ million) (d)	$45-$50	$45-$50	$11	$44
Interest Expense ($ million) (d) (e)	$40-$42	$40-$42	$10	$40
New Retail Stores (b)	18-22	18-22	2	14
New Wholesale Dealer Sites (b)	20-30	15-30	5	59
Gross Capital Spending ($ million)	$100-$125	$100-$125	$34	$89
Net Capital Spending ($ million) (c) (d)	$80-$120	$80-$120	$34	$48

(a)	We report retail fuel margin before deducting credit card costs, which were approximately 5.1 cents per gallon for the first quarter of 2011 and 4.4 cents per gallon for the full 2010 fiscal year. The average retail selling price of fuel was $3.23 per gallon in the first quarter of 2011 and $2.70 per gallon for fiscal 2010.

(b)	Numbers for both years do not reflect existing retail or wholesale store closures, which are typically lower volume locations than new sites.

(c)	Net capital spending is gross capital expenditures including acquisitions, less proceeds from sale/leaseback transactions and asset dispositions. The Company does not provide guidance on potential acquisitions.

(d)	Assumes $5 million to $20 million of new store capex is lease financed and $20 million to $40 million is financed with long-term mortgage debt.

(e)	2010 interest expense excludes $24.2 million of non-recurring charges related to debt refinancing.

(1)	Adjusted EBITDA is a non-GAAP financial measure of performance and liquidity that has limitations and should not be considered as a substitute for net income or cash provided by (used in) operating activities. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and a reconciliation to net income (loss) attributable to Susser Holdings Corporation and cash provided by operating activities for the periods presented.

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First Quarter Earnings Conference Call

Susser’s management team will hold a conference call today at 11:00 a.m. ET (10:00 a.m. CT) to discuss first quarter results. To participate in the call, dial 480-629-9771 at least 10 minutes early and ask for the Susser conference call. The call will also be accessible via Susser’s Web site at www.susser.com. To listen live, please visit the Investor Relations page. A telephone replay will be available through May 18 by calling 303-590-3030 and using the pass code 4435494#. An archive will be available for 60 days on Susser’s web site.

Corpus Christi, Texas-based Susser Holdings Corporation is a third-generation family led business that operates more than 525 convenience stores in Texas, New Mexico and Oklahoma primarily under the Stripes® banner. Restaurant service is available in more than 315 of its stores, primarily under the proprietary Laredo Taco Company® brand. The Company also supplies branded motor fuel to more than 430 independent dealers through its wholesale fuel division.

Forward-Looking Statements

This news release contains “forward-looking statements” describing Susser’s objectives, targets, plans, strategies, costs, anticipated capital expenditures, expansion of our food service offerings, potential acquisitions and new store openings and dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; volatility in crude oil and wholesale petroleum costs; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; intense competition and fragmentation in the wholesale motor fuel distribution industry; the operation of our stores in close proximity to stores of our dealers; seasonal trends in the industries in which we operate; unfavorable weather conditions; cross-border risks associated with the concentration of our stores in markets bordering Mexico; inability to identify, acquire and integrate new stores; our ability to comply with federal and state regulations including those related to environmental matters and the sale of alcohol and cigarettes and employment laws and health benefits; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation; litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; dependence on two principal suppliers for merchandise and two principal suppliers for motor fuel; dependence on suppliers for credit terms; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; risks relating to our substantial indebtedness; dependence on our information technology systems; changes in accounting standards, policies or estimates; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended January 2, 2011, and subsequent quarterly reports. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation – Page 6

Susser Holdings Corporation

Consolidated Statements of Operations

Unaudited

	Three Months Ended
	April 4, 2010	April 3, 2011
	(dollars in thousands, except per share amounts)
Revenues:
Merchandise sales	$191,038	$203,017
Motor fuel sales	736,814	954,481
Other income	10,273	11,635

Total revenues	938,125	1,169,133
Cost of sales:
Merchandise	128,655	134,006
Motor fuel	711,495	918,961
Other	354	447

Total cost of sales	840,504	1,053,414

Gross profit	97,621	115,719
Operating expenses:
Personnel	36,007	38,409
General and administrative	8,541	9,666
Other operating	29,858	34,098
Rent	10,051	11,316
Loss on disposal of assets and impairment charge	264	629
Depreciation, amortization and accretion	11,208	10,902

Total operating expenses	95,929	105,020

Income from operations	1,692	10,699
Other income (expense):
Interest expense, net	(9,688)	(9,937)
Other miscellaneous	4	(34)

Total other expense, net	(9,684)	(9,971)

Income (loss) before income taxes	(7,992)	728
Income tax (expense) benefit	3,018	(750)

Net loss	(4,974)	(22)

Less: Net income attributable to noncontrolling interests	11	1

Net loss attributable to Susser Holdings Corporation	$(4,985)	$(23)

Net loss per share attributable to Susser Holdings Corporation:
Basic	$(0.29)	$(0.00)
Diluted	$(0.29)	$(0.00)
Weighted average shares outstanding:
Basic	16,994,090	17,078,100
Diluted	16,994,090	17,078,100

Susser Holdings Corporation – Page 7

Susser Holdings Corporation

Consolidated Balance Sheets

	January 2, 2011	April 3, 2011
		unaudited
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$47,943	$34,368
Accounts receivable, net of allowance for doubtful accounts of $1,054 at January 2, 2011, and $963 at April 3, 2011	60,356	81,248
Inventories, net	84,140	96,269
Other current assets	17,517	21,557

Total current assets	209,956	233,442
Property and equipment, net	409,153	431,928
Other assets:
Goodwill	240,158	240,158
Intangible assets, net	41,365	40,700
Other noncurrent assets	13,707	14,234

Total assets	$914,339	$960,462

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$132,918	$173,153
Accrued expenses and other current liabilities	44,937	46,809
Current maturities of long-term debt	550	511

Total current liabilities	178,405	220,473
Revolving line of credit	—	—
Long-term debt	430,756	430,792
Deferred gain, long-term portion	32,727	32,178
Deferred tax liability, long-term portion	39,261	43,337
Other noncurrent liabilities	18,627	18,262

Total liabilities	699,776	745,042

Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock $.01 par value; 125,000,000 shares authorized; 17,402,934 issued and 17,361,406 outstanding as of January 2, 2011, 17,482,543 issued and 17,436,234 outstanding as of April 3, 2011	172	172
Additional paid-in capital	186,876	187,755
Retained earnings	26,742	26,719
Accumulated other comprehensive loss	—	—

Total Susser Holdings Corporation shareholders’ equity	213,790	214,646
Noncontrolling interest	773	774

Total shareholders’ equity	214,563	215,420

Total liabilities and shareholders’ equity	$914,339	$960,462

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Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended
	April 4, 2010	April 3, 2011
	(dollars in thousands, except motor fuel pricing and gross profit per gallon)
Revenue:
Merchandise sales	$191,038	$203,017
Motor fuel – retail	478,619	618,120
Motor fuel – wholesale	258,195	336,361
Other	10,273	11,635

Total revenue	$938,125	$1,169,133
Gross profit:
Merchandise	$62,383	$69,011
Motor fuel – retail	20,291	29,313
Motor fuel – wholesale	5,028	6,207
Other	9,919	11,188

Total gross profit	$97,621	$115,719
Adjusted EBITDA(1):
Retail	$11,532	$20,373
Wholesale	3,927	4,630
Other	(1,578)	(1,886)

Total Adjusted EBITDA	$13,881	$23,117
Retail merchandise margin	32.7%	34.0%
Merchandise same store sales growth	2.5%	5.6%
Average per retail store per week:
Merchandise sales	$28.0	$29.7
Motor fuel gallons	27.3	28.2
Motor fuel gallons sold:
Retail	183,068	191,302
Wholesale	120,013	121,007
Average retail price of motor fuel	$2.61	$3.23
Motor fuel gross profit cents per gallon:
Retail	11.1 ¢	15.3 ¢
Wholesale	4.2 ¢	5.1 ¢

(1)	See following Reconciliations of Non-GAAP Measures to GAAP Measures

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Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA are also excluded in measuring our covenants under our revolving credit facility and the indenture governing our debt agreements and indentures.

We believe that Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•

they are used as a performance and liquidity measure under our existing revolving credit facility and the indenture governing our notes, including for purposes of determining whether we have satisfied certain financial performance maintenance covenants and our ability to borrow additional indebtedness and pay dividends;

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•

they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•

they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA, and Adjusted EBITDAR do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDAR may not be comparable to similarly titled measures of other companies.

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The following table presents a reconciliation of net loss attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	April 4, 2010	April 3, 2011
	(in thousands)
Net loss attributable to Susser Holdings Corporation	$(4,985)	$(23)
Depreciation, amortization and accretion	11,208	10,902
Interest expense, net	9,688	9,937
Income tax expense (benefit)	(3,018)	750

EBITDA	12,893	21,566
Non-cash stock based compensation	728	888
Loss on disposal of assets and impairment charge	264	629
Other miscellaneous expense	(4)	34

Adjusted EBITDA	$13,881	$23,117
Rent	10,051	11,316

Adjusted EBITDAR	$23,932	$34,433

The following table presents a reconciliation of net cash provided by operating activities to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended
	April 4, 2010	April 3, 2011
	(in thousands)
Net cash provided by operating activities	$17,970	$20,818
Changes in operating assets and liabilities	(13,010)	(3,552)
Loss on disposal of assets and impairment charge	(264)	(629)
Non-cash stock based compensation	(728)	(888)
Noncontrolling interest	(11)	(1)
Deferred income tax	2,102	(4,703)
Amortization of debt premium/discount, net	164	(166)
Interest expense, net	9,688	9,937
Income tax expense (benefit)	(3,018)	750

EBITDA	12,893	21,566
Non-cash stock based compensation	728	888
Loss on disposal of assets and impairment charge	264	629
Other miscellaneous	(4)	34

Adjusted EBITDA	$13,881	$23,117
Rent	10,051	11,316

Adjusted EBITDAR	$23,932	$34,433